As filed with the U.S. Securities and Exchange Commission on November 26, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIPOCINE INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	99-0370688
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

675 Arapeen Drive, Suite 202

Salt Lake City, Utah 84108

(801) 994-7383

(Address, including zip code and telephone number, of Registrant’s principal executive offices)

Mahesh V. Patel

President and Chief Executive Officer

Lipocine Inc.

675 Arapeen Drive, Suite 202

Salt Lake City, Utah 84108

(801) 994-7383

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

John T. McKenna Gordon K. Ho Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Jeffrey P. Schultz William C. Hicks Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 (212) 935-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☑ (File No. 333-192069)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common Stock, $0.0001 par value per share	278,300	$8.25	$2,295,975	$296

(1)	Includes 36,300 additional shares that the underwriters have the right to purchase from the Registrant.
(2)	The Registrant is registering 278,300 shares pursuant to this Registration Statement, which shares are in addition to the 1,437,500 shares registered pursuant to the Registration Statement on Form S-1 (File No. 333-192069).
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended. Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.
(4)	The registration fee is based on the public offering price.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Lipocine Inc. (the “Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-192069) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on November 4, 2013, and which the Commission declared effective on November 25, 2013.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of common stock offered by 278,300 shares, including 36,300 shares which may be sold in the event the underwriters exercise their option to purchase additional shares of the Registrant’s common stock. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are hereby incorporated by reference into this Registration Statement.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on the 26th day of November, 2013.

LIPOCINE INC.

By:	/s/ Mahesh V. Patel
Mahesh V. Patel
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mahesh V. Patel Mahesh V. Patel	Chief Executive Officer (principal executive officer)	November 26, 2013

/s/ Morgan R. Brown Morgan R. Brown	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	November 26, 2013

* John W. Higuchi	Director	November 26, 2013

* William I. Higuchi	Director	November 26, 2013

* Gordhan Patel	Director	November 26, 2013

*By:	/s/ Mahesh V. Patel
Mahesh V. Patel Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Cooley LLP

23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of Weinberg & Baer LLC, independent registered public accounting firm

23.3	Consent of Cooley LLP (included in Exhibit 5.1)

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 of the registration statement on Form S-1 (File No. 333-192069))